                                                                     EXHIBIT 2.3

                           SALE AND PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED

-        Mr. Jean-Jacques HIRSCH,
         born on March 16, 1947 in NICE,
         of French nationality,
         residing at 26 rue du Veymont, 38320 POISAT,

-        Ms. Christiane HIRSCH,
         born on October 31, 1952 in CANNES,
         of French nationality,
         residing at 26 rue de Veymont, 38320 POISAT,

-        Mr. Francois HIRSCH,
         born on June 23, 1975 in GRENOBLE,
         of French nationality,
         residing at 2 Allee du Pre Blanc, 38240 MEYLAN,

-        Miss Florence HIRSCH,
         born on October 23, 1973 in GRENOBLE,
         of French nationality,
         residing at 2 Allee du Pre Blanc, 38240 MEYLAN,

-        Mr. Charles MALKA,
         born on June 26, 1941 in CASABLANCA (MOROCCO) of French nationality, residing at 43 bis Chemin de la Chaumetiere, 38240 MEYLAN,

-        Ms. Judith MALKA,
         born on September 26, 1941 in AHFIR (MOROCCO) of French nationality, residing at 43 bis Chemin de la Chaumetiere, 38240 MEYLAN,

-        Mr. Noam MALKA,
         born on July 22, 1969 in GRENOBLE
         of French nationality,
         residing at 5 rue de Charonne, 75011 PARIS,

                                                                               2
-        Mr. Andre MEYER,
         born on December 27, 1946 in PARIS,
         of French nationality,
         residing at Le Clos du Rozat, 38330 SAINT ISMIER,

-        Mr. Michael LANTZ,
         born on January 31, 1952 in STOCKHOLM (SWEDEN) of Swedish nationality, residing at 19 The Slimney, Camberley 64151 HH (UNITED KINGDOM)

-        Ms. Corinne PITON,
         born on November 23, 1966 in La TRONCHE
         of French nationality,
         residing at 155 Chemin Pouilot, 38660 LUMBIN,

-        Mr. Sebastien POINSON,
         born on June 20, 1969 in LYONS
         of French nationality,
         residing at 2 bis rue Jean Giono, 38000 GRENOBLE,

         present or represented herein by Mr. Jean-Jacques HIRSCH or Mr. Charles MALKA duly empowered to this effect,

                            Hereinafter referred to together as the "ASSIGNORS",
                            ----------------------------------------------------
                                                      PARTIES TO THE FIRST PART,





- the company VIEWLOCITY HOLDING FRANCE SARL, limited liability company with 50 000 F capital headquarters at ISSY LES MOULINEAUX (92430), 16 rue Kleber , a company in the process of being recorded with the Register of Commerce and Companies of NANTERRE, represented herein by Mr. Michel FORTIN, its Manager, duly qualified,





                                      Hereinafter referred to as the "ASSIGNEE",
                                      ------------------------------------------
                                                       PARTY TO THE SECOND PART,

- The company E.D.T. -- ELECTRONIC DATA TRANSFEr, limited liability company with 1,000,000F share capital, headquarters in MEYLAN (38240), 4 Chemin de Malacher, registered with the Register of Trade and Companies of GRENOBLE under number B 352 753 800, represented herein by Mr. Jean-Jacques HIRSCH, President of the Board of Directors, duly qualified,



                                       Hereinafter referred to as the "COMPANY",
                                       -----------------------------------------
                                                        PARTY TO THE THIRD PART,

AND

-        The company VIEWLOCITY, INC.,
         A company governed under the laws of Delaware, headquarters in103 Centre Road, Wilmington, Delaware 19805, United States of America, registered with the Secretary of State of the State of DELAWARE, represented herein by Mr. Stan STOUDENMIRE, duly qualified,




                                  Hereinafter referred to as "VIEWLOCITY, INC.",
                                  ----------------------------------------------
                                                       PARTY TO THE FOURTH PART.

PRIOR TO THIS AGREEMENT, THE FOLLOWING HAS BEEN SET FORTH:

                                      BRIEF

The ASSIGNORS own the entirety of the 10,000 shares making up the capital of the COMPANY. The list of shareholders and the number of shares held by each in the COMPANY are set up in DOCUMENT 1.


The ASSIGNORS wish to transfer their share interest in the COMPANY.

Subsequently, VIEWLOCITY, INC. has expressed its interest in purchasing the share interest of the ASSIGNORS by the intermediary of the ASSIGNEE, a French subsidiary, whose entire shares are held by VIEWLOCITY, INC.

The ASSIGNORS also recognize that the ASSIGNEE would not have contracted without the execution of the "Representations and Guarantee of assets and liabilities", object of an agreement signed simultaneously, which represents an essential condition of the assignment of the entire shares of the COMPANY for the agreed price.

This Agreement is aimed at defining the conditions and terms of this share transfer.

Many declarations concerning the COMPANY do not appear herein but in the aforementioned warranty agreement. Accordingly, the parties agree not to refer back to them in this agreement, but consider that they form an integral part of this Agreement.


ACCORDINGLY, THE FOLLOWING HAVE BEEN AGREED TO AND RULED UPON:


                                   AGREEMENTS


ARTICLE 1 -- TRANSFER OF SHARES

The ASSIGNORS hereby assign, under normal guarantees and lawful conditions in the field, to the ASSIGNEE, who hereby acquires the 10,000 shares of the COMPANY, valued at 100F each, fully paid up (the " SHARES ").

The ASSIGNEE becomes owner of the SHARES as of this date. However, he has the enjoyment retroactively thereof as of April 1, 2000

The ASSIGNEE is purely and simply subrogated in all rights and obligations attached to the assigned SHARES as of this date.

The ASSIGNORS hereby deliver all share transfers concerning the SHARES signed by all the ASSIGNORS against payment by the ASSIGNEE of the price agreed to below.

ARTICLE 2 -- PRICE OF SHARE TRANSFER - PAYMENT

2.1.-- The price of the SHARES is fixed at one million U.S. dollars (US$1,000,000), i.e., $100 per share, corresponding at this date to French francs SIX MILLION EIGHT HUNDRED EIGHTY FOUR THOUSAND FRENCH FRANCS (6,884,000
FF) . The price may be subject to a price complement for some ASSIGNORS if several conditions are fulfilled. The price complement will be paid by issuing a certain number of shares of VIEWLOCITY, INC. under the conditions provided for in article 3 hereafter. This $1,000,000 price will be paid as follows :

0 Cash payment this day of FIVE HUNDRED THOUSAND AMERICAN DOLLARS (US$ 500,000), corresponding on this date to the amount of THREE MILLION FOUR HUNDRED FORTY TWO THOUSAND FRENCH FRANCS (3,442,000 FF) paid by bank guaranteed checks or electronic wire transfers from the ASSIGNEE to the ASSIGNORS;


         This amount is distributed as follows:

         - Mr. Jean-Jacques HIRSCH : 40.67% of the selling price (or the amount of US$203,350, representing the equivalent of 1,399,861.40 French francs);

         - Ms. Christiane HIRSCH : 9% of the selling price (or the amount of US$45,000, representing the equivalent of 309,780 French francs);

         - Mr. Francois HIRSCH : 0.04% of the selling price (or the amount of US$200, representing the equivalent of 1,376.80 French francs);

         - Miss Florence HIRSCH : 0.02% of the selling price (or the amount of US$100, representing the equivalent of 688.40 French francs);

         - Mr. Charles MALKA : 40.79% of the selling price (or the amount of US$203,950, representing the equivalent of 1,403,991.80 French francs);

         - Ms. Judith MALKA : 0.03% of the selling price (or the amount of US$150, representing the equivalent of 1,032.60 French francs);

         - Mr. Noam MALKA : 8.93% of the selling price (or the amount of US$44,650, representing the equivalent of 307,370.60 French francs);

         - Mr. Andre MEYER : 0.01% of the selling price (or the amount of US$50, representing the equivalent of 344.20 French francs);

         - Mr. Michael LANTZ : 0.01% of the selling price (or the amount of US$ 50, representing the equivalent of 344.20 French francs);

         - Ms. Corinne PITON : 0.20% of the selling price (or the amount of US$ 1,000, representing the equivalent of 6,884 French francs);

         - Mr. Sebastien POINSON : 0.30% of the selling price (or the amount of US$1,500, representing the equivalent of 10,326 French francs).

         - Payment on December 31, 2000 of FIVE HUNDRED THOUSAND AMERICAN DOLLARS (US$500,000), corresponding to the amount of THREE MILLION FOUR HUNDRED FORTY TWO THOUSAND FRENCH FRANCS (3,442,000 FF) paid by bank guaranteed checks or electronic wire transfers from the ASSIGNEE to the ASSIGNORS and allocated as stated hereabove. The Company VIEWLOCITY, INC. hereby undertakes to pay to the ASSIGNORS upon first demand of the latter, without question, this US$500,000 differed price in case of the ASSIGNEE's default on said date.

2.2.--This price is fixed, unconditional and irrevocable, for any reason whatsoever, at the request of one or the other party, the sale of said SHARES being final and definitive in consideration of the US$1,000,000 payment against the remittance of the transfer shares provided for hereabove, despite the eventual enforcement of the "Statements and Guarantees of assets and liabilities", or despite any difficulty whatsoever that could be incurred in connection with the payment or default in payment of the price complement hereunder referred to in Article 3.

More generally, the provisions of this Article concerning the price of share transfer are independent and different from any other provisions of this Agreement, in particular those concerning the price complement.

ARTICLE 3 --PRICE COMPLEMENTS OF SHARES TRANSFER

3.1.-- This $1,000,000 price in exchange for the SHARES may be subject to a price complement to benefit only certain ASSIGNORS in the event of their compliance of certain conditions as specified hereafter.

For four principal ASSIGNORS, the potential price complements are linked to their current presence on December 31,2000 and December, 2001 in the COMPANY, in which case the price complements are due.

For the other ASSIGNORS, the price complements are due with no condition attached.

The price complements will not be paid in cash but against shares of the company VIEWLOCITY, INC. which will be issued to the ASSIGNORS. To this end, the debts corresponding to the price complements due by the ASSIGNEE will be transferred to VIEWLOCITY, INC. for a price equal to the nominal value of the debts. The transfer price for the debts will be paid to the ASSIGNORS by way of issuance of VIEWLOCITY, INC.'s stocks. To this end, VIEWLOCITY, INC. hereby undertakes to acquire the debts of the assignors in exchange for the issuance of VIEWLOCITY, INC.'s stock. The number and the value of the shares VIEWLOCITY, INC. are specified hereafter depending on whether or not the company will be quoted on the Stock Exchange on the following dates:

- Delivery on December 31, 2000 with an effective date as of January 1, 2001 of an N0 number of shares of the company VIEWLOCITY, INC. according to the V0 value of the shares on December 31, 2000 determined under the following conditions:

                                                         -       -
   -   if V  Greater than US$31.25   :    N  = 125 000 x | 31.25  |
           0                               0             | -----  |
                                                         |   V    |
                                                         |    0   |
                                                         -       -

- if US$ 25 Less Than or Equal to V :Less Than or Equal to US$31.25:N = 125 000
                                   0                                 0

                                                                         -    -
- if US$ 6.17 Less Than or Equal to V Less Than US$25  :  N = 125 000 x  | 25 |
                                     0                     0             | -- |
                                                                         | V  |
                                                                         |  0 |
                                                                         -    -

- if V Less Than US$6.17    :  N = 506 483
      0                         0

         With: 1) V equal to the average of stock quotations of the company
                   0
                  VIEWLOCITY, INC. over the month preceding December 31, 2000 in the hypothesis that VIEWLOCITY, INC. would be quoted on the NASDAQ on this date;

               2) V equal to the value of the share taken into account in the
                   0
                  framework of the last issuance of shares of the company VIEWLOCITY, INC., including the last operation of the exchange of shares of companies preceding the date of issuance for which more than 50% of the capital would have been assigned to VIEWLOCITY, INC. in exchange for shares in VIEWLOCITY, INC..

- Delivery on December 31, 2001 with an effective date as of January 1, 2002 of a N number of shares of the company VIEWLOCITY, INC. according
             1
  to the V value of the shares on December 31, 2001 determined under the
          1
  following conditions:

                                                           -      -
- if V Greater Than US$35            :       N = 125 000 x |  35  |
      1                                       1            |  --  |
                                                           |  V   |
                                                           |   1  |
                                                           -      -

- if US$25 Less Than or Equal to V Less Than or Equal to US$35 : N = 125 000
                                  1                         1

                                                                     -    -
- if US$6.17 Less Than or Equal to V Less Than US$25 : N = 125 000 x | 25 |
                                    1                   1            | -- |
                                                                     | V  |
                                                                     |  1 |
                                                                     -    -

- if V Less Than  US$6.17         :        N = 506 483
      1                                     1

         With: 1) V equal to the average of the stock quotations of the
                   1
                  company VIEWLOCITY, INC. over the month preceding December 31, 2001 in the hypothesis that VIEWLOCITY, INC. would be quoted on the NASDAQ on this date;

               2) V equal to the value of the share taken into account in the
                   1
                  framework of the last issuance of shares of the company VIEWLOCITY, INC., including the last operation of the exchange of shares of companies preceding the date of issuance for which more than 50% of the capital would have been assigned to VIEWLOCITY, INC. in exchange for shares in VIEWLOCITY, INC.

These Shares will be allocated on December 31, 2000, and December 31, 2001 as follows:

         -        Mr. Jean-Jacques HIRSCH : 40.67% of the N or N amount of the
                                                           0    1
                  shares of the company VIEWLOCITY, INC.;

         -        Ms. Christiane HIRSCH : 9% of the N or N amount of the
                                                     0    1
                  shares of the company VIEWLOCITY, INC.;

         -        Mr. Francois HIRSCH : 0.04% of the N or N amount of the
                                                      0    1
                  shares of the company VIEWLOCITY, INC.;

         -        Miss Florence HIRSCH : 0.02% of the N or N amount of the
                                                       0    1
                  shares of the company VIEWLOCITY, INC.;

         -        Mr. Charles MALKA : 40.79% of the N or N amount of the
                                                     0    1
                  shares of the company VIEWLOCITY, INC.;

         -        Ms. Judith MALKA : 0.03% of the N or N amount of the shares
                                                   0    1
                  of the company VIEWLOCITY, INC.;

         -        Mr. Noam MALKA : 8.93% of the N or N amount of the shares of
                                                 0    1
                  the company VIEWLOCITY, INC.;

         -        Mr. Andre MEYER :0.01% of the N or N amount of the shares of
                                                 0    1
                  the company VIEWLOCITY, INC.;

         -        Mr. Michael LANTZ : 0.01% of the N or N amount of the shares
                                                    0    1
                  of the company VIEWLOCITY, INC.;

         -        Ms. Corinne PITON : 0.20% of the N or N amount of the shares
                                                    0    1
                  of the company VIEWLOCITY, INC.;

         -        Mr. Sebastien POINSON : 0.30% of the N or N amount of the
                                                        0    1
                  shares of the company VIEWLOCITY, INC.

3.2. -- In the event the number of shares of VIEWLOCITY, INC. issued and outstanding between this day and December 31, 2000 or December 31, 2001, by means of a stock split, stock dividend, reverse stock split or any other similar recapitalization, the reference value of the shares VIEWLOCITY, INC. as defined hereabove and the number of shares to be issued to the ASSIGNORS shall be adjusted appropriately to reflect said restructuring.

For instance, in the event of a 2 for 1 stock split or a 1 for 1 stock dividend, the adjustments to the computation provided for in article 3.1. hereabove will be as follows:

         -        125,000 shares become 250,000 shares

         - the reference values for the 12/31/00 distribution should change from $25 - $31.25 to $12.50 - $15.625, and those for the 12/31/01 distribution should change from $25-$35 to $12.50 -$17.50;

         -        the floor and ceiling share values should change as follows:
                  -        $15.625 instead of $31.25;
                  -        $3.085 instead of $ 6.17.

On the other hand in the event of a 1 for 2 reverse stock split, the adjustments to the computation provided in article 3.1. hereabove will be as follows:

         -        125,000 shares become 62,000 shares

         - the reference values for the 12/31/00 distribution should change from $25 - $31.25 to $50 - $62.50 and those for the 12/31/01 distribution should change from $25 - $ 35 to $ 50 - $70;

         -        the floor and ceiling share values should change as follows:
                  -        $62.50 instead of $31.25;
                  -        $12.34 instead of $6.17.

3.3.-- If a dispute arises between the parties concerning (i) the reference value of the share VIEWLOCITY, INC. (without leaving the parties to have any possibilities to challenge the reference value itself as defined in article 3.1. herebelow which value is binding upon the parties), (ii) the computation of the number of shares or the value of the VIEWLOCITY, INC. shares to be issued in conformity with article 3.2. herebelow and, consequently, the number No or N1 of shares to be issued to some or all of the ASSIGNORS, it will be referred to a third party belonging to the national list of Accountants, in conformity with
Article 1592 of the Civil Code, agreed upon by the parties, or, if need be, decided by the President of the Commercial Court of NANTERRE, referring to the request of the claimant party.

The Expert could request any and all documents concerning his assignment and will have to specify the reference value of the VIEWLOCITY, INC. Shares, proceed with the computation herebelow defined and determine the number of shares to be issued to each of the ASSIGNORS within the month of his appointment. The Expert Testimony will take place in Paris. The ASSIGNEE undertakes to provide for all appropriate documents and information to the Expert. The costs incurred for an accountant will be divided equally between the parties.

3.4.-- In case of change of control in the capital of the company VIEWLOCITY, INC. (i.e. change of more than 50% of the capital or the voting rights) before December 31, 2000 or December 31, 2001, VIEWLOCITY, INC. will, immediately following the change of control, proceed with the issuance of the shares corresponding to the price complements listed in this contract and the payment of the differed price as described in article 2.1. hereabove. The V0 and/or V1 values will correspond to the value of the shares of the company VIEWLOCITY, INC. taken into account in the framework of the transfer of control or voting right of the latter.

3.5.-- It is agreed between the parties that the shares of the company VIEWLOCITY, INC., object of the price complements provided for hereabove, will be delivered by the ASSIGNEE to Mr. Jean-Jacques HIRSCH, Mr. Charles MALKA, Ms. Corinne PITON and Mr. Sebastien POINSON on the condition that these Beneficiaries, for the delivery each should obtain, are still employees and/or officers of the COMPANY on December 31, 2000 and/or December 31, 2001.

However, these people on December 31, 2000 and/or December 31, 2001, will have the right to an earlier delivery of the shares of the company VIEWLOCITY, INC., even though they are not anymore an employee of the COMPANY, in the following cases:

         - in case of either a revocation or a non-renewal of his officer position without cause in the sense of the regime of members of the Directory concerning Mr. Charles MALKA, or a termination different from a termination for fault of which the origin is prior to the dates listed hereabove concerning Mr. Jean-Jacques HIRSCH, Mr. Sebastien POINSON and Ms. Corinne PITON;

         - in case of death or inability of these people in the sense of article L. 341.4-2) and 3) of the Social Security Code;

         -        in case of transformation of the COMPANY leading to Mr.
                  MALKA's dismissal.

3.6. -- In any event, the issuance of the VIEWLOCITY, INC. shares will be subject to certain conditions specified in the Stock Restriction Agreement hereto attached as DOCUMENT 2. Each ASSIGNOR declares and acknowledges that he read the attached document in the English language and fully understood its terms.

This document constitutes an essential and determining condition of the issuance of said shares to each Assignor. They undertake to initial and sign the Stock Restriction Agreement in the same form as the one hereto attached prior to any issuance of shares. It is however specified that if any minor changes are made because of the necessity to comply with current regulation, each ASSIGNOR expressly undertakes to sign the document as modified prior to any issuance of shares.

3.7.-- The issuance of the VIEWLOCITY, INC. shares will finally be subject to certain conditions specified in the document entitled Offshore Investment Representations hereto attached as DOCUMENT 3. Each ASSIGNOR declares and acknowledges that he read the attached document in the English language and fully understood its terms. Each ASSIGNOR hereby also undertakes to comply with all of the US securities regulations contained in this document.

ARTICLE 4 -- REIMBURSEMENT OF   SHAREHOLDERS' LOANS

The ASSIGNORS are, as of this day, holders of the following shareholders' loans, registered in their names in the COMPANY's books :

         - - M.Charles MALKA for an amount of 140 000 F,
         - - M. Jean-Jacques HIRSCH for an amount of 2 405 F.

The BENEFICIARY reimburses on this date to each of these ASSIGNORS in the amount of their shareholders' loans to the COMPANY.

ARTICLE 5 - DOCUMENTS DELIVERED THIS DAY BY THE ASSIGNORS TO THE  ASSIGNEE

The ASSIGNORS deliver this day to the ASSIGNEE the following documents:

1. The Statements and Guarantees of assets and liabilities, duly signed by the ASSIGNORS;

2. All stock transfer certificates duly completed and signed concerning the SHARES as specified in Article 1 above;

3. The unconditional resignation letters with no compensation possible from all Board members of the COMPANY;

4. The corporate documents concerning the COMPANY (register of shares' transfers; shareholders' accounts updated as of this date; register of the minutes of the Shareholders' and Board of Directors' Meetings of the COMPANY);

5. A certified copy of the minutes of the Board of Directors' Meeting of the COMPANY, approving the ASSIGNEE as is provided for in Article 8.1. herebelow;

6. A certified copy of the minutes of the Board of Directors of the COMPANY inviting shareholders to attend the Special Shareholders' Meeting on June 21, 2000 as specified in Article 8.2 hereunder.


ARTICLE 6 -- GUARANTEE OF THE ASSIGNORS

Mr. Jean-Jacques HIRSCH and Mr. Charles MALKA grant ASSIGNEE all the SHARES forming the COMPANY's share capital, a guarantee according to the terms of an agreement titled "Statements and Gurantees of assets and liabilities," signed simultaneously on this day, which concerns the COMPANY's accounts already submitted to the ASSIGNEE, closed on December 31, 1999 and the COMPANY's accounting status closed on March 31, 2000.

This Share and Purchase Agreement and the Statements and Guarantees Agreement are integral to each other.

ARTICLE 7 -- INTERIM PERIOD

As far as the interim period is concerned ranging from March 31, 2000 to this day, the ASSIGNORS declare:

7.1. -- The COMPANY has not, since March 31, 2000, carried out any assignment or acquisition of intangible fixed assets.

It has not, since March 31, 2000, either assigned or acquired any tangible asset of a substantial nature other than in the normal course of its business.

It has not to date, conferred or subscribed other than in the normal course of its business, any promise of sale or purchase having as its object any asset whatsoever, notably securities such as shares in French or foreign companies, elements of industrial, commercial or artistic property, real estate or real estate rights or property rights or any goodwill, elements of goodwill, rights or options to leases, and this list isnon-exhaustive. It has not, since March 31, 2000, abandoned any rights or privileges or made any exceptional losses above in an amount exceeding 5,000F.

Since March 31, 2000, the COMPANY has not contracted or incurred any certain debt, whether immediately due or not which is not accounted for in this balance sheet with the exception however of current liabilities incurred in the normal and habitual course of business.

7.2. -- Since March 31, 2000, the COMPANY has not subscribed any hire-purchase contract, off balance sheet transaction and has not given any security or endorsement; it has not been the subject of any guarantee given by a third party.

7.3.-- Since March 31, 2000, and up until the present date, no allocation, payment or distribution of a dividend or installment thereon or reserve to the shareholders of the COMPANY has taken place.

7.4. -- Since March 31, 2000, the rent under the current lease has not been increased other than in accordance with the contractual indexation provided for in the said lease.

7.5. -- Since March 31, 2000, the COMPANY has not granted any individual, general or uniform increase of remuneration in whatever form, to its executives, managers, leaders or representatives notably bonuses or retirement schemes.

7.6. -- Since March 31, 2000, the COMPANY has not recorded the mass resignation or intention to resign of either the commercial staff or the executive managers, and more generally of any person whose departure would have a material effect on the business operations of the COMPANY.

7.7. -- More generally, there has been since March 31, 2000, up until this date no major change affecting in a significant and durable way the financial or business situation of the COMPANY as the COMPANY has been regularly managed according to the same methods as during prior financial years.

The ASSIGNORS thus confirm that since March 31, 2000, up until this date, only operations of a basic nature, forming part of the framework of the COMPANY's customary activities were accomplished. The ASSIGNORS are unaware of any precise elements that occurred during this period and that could significantly or unfavorably influence the situation of the COMPANY or the interest of the ASSIGNEE in the take-over.

7.8. -- To the knowledge of the ASSIGNORS, the COMPANY's financial situation so far has not developed unfavorably compared to that of March 31, 2000, and they are unaware of any elements or specific circumstance that, to date, could have any substantially negative consequences upon the operation of the COMPANY.

More generally, all Declarations and Guarantees mentioned in the agreement titled " Statements and Guarantees of assets and liabilities " signed simultaneously with this Agreement, concerning the COMPANY's situation prior to this date shall be applicable to this interim period.

ARTICLE 8 -- GENERAL CONDITIONS

8.1. -- ASSIGNEE'S APPROVAL

The ASSIGNEE has been approved by the competent authorities of the COMPANY as is the result of the copy of the minutes of the Board of Directors Meeting dated June 1, 2000.

8.2. -- CHANGE OF AGENTS

The ASSIGNORS deliver to the ASSIGNEE the letter of resignation from each of the COMPANY's Directors on this date.

In addition, the ASSIGNORS agree to convene an Extraordinary Shareholders' Meeting with the following on the agenda:

- resignation of the members of the Board of Directors to take effect as of this date,

-        appointment of Mr. Charles MALKA Mr. Stanyarne STOUDENMIRE and Mr.
         Gregory CRONIN as new Directors to take effect as of this date.


8.3. -- UNDERTAKING OF SOME ASSIGNORS

8.3.1. -- NON-COMPETITION UNDERTAKING

As long as they will exercise an activity in the COMPANY and during two (2) years which will follow the termination of their duties with the COMPANY, whatever the reason may be and whichever party takes the initiative, including the cases of resignation or dismissal for those of the ASSIGNORS who will remain to have duties with the COMPANY, or during a period of two (2) years from the date of this Agreement for those of the ASSIGNORS who will no longer have any duties with the COMPANY, the ASSIGNORS undertake not to exercise any activities which would compete with the activities carried out by the COMPANY on the date they cease to exercise their duties with the COMPANY or on the date of this Agreement, as the case may be, and this, directly or indirectly, personally or by any other person, in return for payment or free of charge, acting for themselves or for a third party.

8.3.2. -- NON-REEMPLOYMENT UNDERTAKING

During the first two (2) years which will follow the termination of their duties with the COMPANY, whatever the reason may be and whichever party takes the initiative, including the cases of resignation and dismissal for those of the ASSIGNORS who will remain to have duties with the COMPANY, or during a period of two (2) years from the date of this Agreement for those of the ASSIGNORS who will no longer have any duties with the COMPANY, the ASSIGNORS undertake not to solicit, directly or indirectly, for themselves or for any other person whatsoever, any employees, agents or directors of the COMPANY.

8.3.3. -- EXCLUSIVITY UNDERTAKING

As long as they will exercise an activity in the COMPANY, those of the ASSIGNORS who will remain to have duties with the COMPANY undertake to devote the whole of their time and the exclusivity of their professional activity, even should it be part time, exclusively for the COMPANY.

8.4. -- SANCTIONS

Any harm caused by any violation of the undertakings certified in 8.3.1., 8.3.2. and 8.3.3., will give place to injunctive relief to stop this breach as well as the allocation of damages in favour of one of the COMPANY and/or the ASSIGNEE.

ARTICLE 9 -- ATTRIBUTION OF JURISDICTION - APPLICABLE LAW

The Commercial Court of NANTERRE will solely be considered competent for any litigation concerning the performance, interpretation and consequences of this Agreement Solely French law will apply to this Agreement.

ARTICLE 10 -- CONFIDENTIALITY

The parties agree that this Agreement as well as all other related documents are confidential and may not be disclosed except as required by law or any relevant regulatory body.

Consequently, any party in breach of this covenant will bear all of the costs and fees related to this breach and indemnify the other party for any harm suffered.

It is however agreed between parties that the Beneficiary is authorized to provide a copy of this document to the appropriate authorities in case of public offering of the company VIEWLOCITY, INC. or any other affiliate thereof.

ARTICLE 11 -  GENERAL PROVISIONS

These operations are an integral whole and cannot be carried out in part, except as far as concerns the victim in renouncing all or part of its rights if it so deems fit.

Each party will bear the costs of its counsels.

This agreement and its attachments are a complete protocol replacing any prior agreement or memorandum written or oral elsewhere and which are considered as null and void.

In Paris
Dated June 21, 2000

THE ASSIGNEE                                        THE ASSIGNORS

FOR VIEWLOCITY HOLDING FRANCE SARL                       Mr. Jean-Jacques HIRSCH
----------------------------------
Ms. Michel FORTIN

                                                         Ms. Christiane HIRSCH

                                                         Mr. Francois HIRSCH

                                                         Miss Florence HIRSCH

                                                         Mr. Charles MALKA

                                                         Ms. Judith MALKA

THE COMPANY                                         Mr. Noam MALKA

FOR EDT S.A.                                        Mr. Andre MEYER
------------
Mr. Jean-Jacques HIRSCH                             Mr. Michael LANTZ

                                                    Ms. Corinne PITON

                                                    Mr. Sebastien POINSON

FOR VIEWLOCITY, INC.
--------------------






--------------------
Greg CRONIN

                                                                      DOCUMENT 1

                              LIST OF SHAREHOLDERS
                              --------------------

                    AND NUMBER OF SHARES HELD BY EACH OF THEM
                    -----------------------------------------

-      Mr. Jean-Jacques HIRSCH :                                   4 067 actions

-      Ms. Christiane HIRSCH :                                       900 actions

-      Mr. Francois HIRSCH :                                           4 actions

-      Miss Florence HIRSCH :                                          2 actions

-      Mr. Charles MALKA :                                         4 079 actions

-      Ms. Judith MALKA :                                              3 actions

-      Mr. Noam MALKA :                                              893 actions

-      Mr. Andre MEYER :                                                1 action

-      Mr. Michael LANTZ :                                              1 action

-      Ms. Corinne PITON :                                            20 actions

-      Mr. Sebastien POINSON :                                        30 actions
                                                                   -------------


TOTAL :                                                           10 000 actions

               STATEMENTS AND GUARANTEE OF ASSETS AND LIABILITIES

BETWEEN THE UNDERSIGNED:

-        MR. JEAN-JACQUES HIRSCH,
         born on March 16, 1947 in NICE,
         of French nationality,
         residing at 26 rue du Veymont, 38320 POISAT,

-        MR. CHARLES MALKA,
         born on June 26, 1941 in CASABLANCA (MOROCCO), of French nationality, residing at 43 bis Chemin de la Chaumetiere, 38240 MEYLAN,

acting jointly and severally and undertaking jointly themselves and their descendents, minor or otherwise,

                            HEREINAFTER REFERRED TO TOGETHER AS THE "GUARANTOR",

                                                      PARTIES TO THE FIRST PART,

AND :

-        THE COMPANY VIEWLOCITY HOLDING FRANCE SARL,

         limited liability company with 50 000 F capital, headquarters at ISSY LES MOULINEAUX (92430), 16 rue Kleber ,

         a company in the process of being recorded with the Register of Commerce and Companies of NANTERRE, under the number
         B___________________ represented herein by Mr. FORTIN, its Manager, duly empowered,

                                   HEREINAFTER REFERRED TO AS THE "BENEFICIARY",

                                                       PARTY TO THE SECOND PART,

AND :

- THE COMPANY EDT - ELECTRONIC DATA TRANSFER, described in full herebelow, represented herein by Mr. Jean-Jacques HIRSCH, in his capacity as President of the Board of Directors, duly empowered,


PRIOR TO THIS AGREEMENT, THE FOLLOWING HAS BEEN SET FORTH :

                                      BRIEF

The Guarantor has transferred to the Beneficiary the entirety of the 10,000 shares making up the capital of company EDT - ELECTRONIC DATA TRANSFER (a limited liability company with a share capital of 1,000,000F with a registered office at 4 chemin de Malacher, Meylan - 38240, and registered with the Register of Commerce and Companies of GRENOBLE under number B 352 753 800)(hereafter referred to as the "COMPANY").

The acquisition of the Company from the Guarantor by the Beneficiary was completed through the Statements given to it by the Guarantor, and through the confirmation of the provisions of the Guarantees stated herein.

This agreement is aimed at defining the conditions and terms of this obligation.

ACCORDINGLY, THE FOLLOWING HAVE BEEN AGREED UPON AND FINALIZED AS:

ARTICLE 1 - GENERAL STATEMENTS

The Guarantor declares and guarantees that:

1.1.-    CONSTITUTION AND OPERATION OF THE COMPANY

The company EDT - ELECTRONIC DATA TRANSFER is a limited liability company with a registered office at 4 chemin de Malacher, Meylan - 38240, and is filed with the Register of Commerce and Companies of GRENOBLE under number B 352 753 800, as indicated by the K-bis extract attached hereto (ANNEX 1).

It validly holds the title of the corporate name EDT-ELECTRONIC DATA TRANSFER, the property of which can not be contested, nor does it infringe the right to principle use by a legal entity, nor the rights of a trademark or trade name holder whatsoever.

The Company's business activity is in conformity with those provided for in the Company's bylaws attached hereto (ANNEX 2).

The Company's share capital is currently set at 1,000,000F, divided into 10,000 shares of a per value of 100F each, fully paid up.

The closing of the Company's fiscal year is on December 31st of each year.

The Company is managed by a Board of Directors composed of four members. Mr. Jean-Jacques HIRSCH declares on this date not to be the beneficiary of an employment contract on top of his position as President of the Board of Directors. No Board Member is the beneficiary of an employment contract on top of his/her position at the Board level.

The Company's auditors are:

-        Mr. Claude GENGOUX, Principal Auditor,
-        Mr. Thierry GLENAT, Deputy Auditor,

Their term of office expires upon the Annual Shareholders' Meeting to approve the financial statements for the fiscal year ending on December 31, 2001.

The minutes of the Board of Directors' and the Shareholders' Meetings and the attendance sheets to such Meetings are in conformity with the current regulations, regularly kept up to date and signed.

Since the incorporation of the Company, all formalities of notice resulting from the decisions reached from the very beginning have been followed regularly in accordance with the current regulations.


1.2.-    SHARES OF THE COMPANY

The 10,000 shares making up the share capital of the Company being acquired by the Beneficiary are free of any mortgage, privilege, option, restriction, seizure or engagement whatsoever and their origin of ownership in the hands of the Guarantor is regular.

The ownership of the Company shares results from their registration with the register of share transfer (COPY IN ANNEX 3).

Except the 10,000 shares making of its share capital, the Company has established no other shares whatsoever of any kind.

Each share comprising the share capital of the Company corresponds to the right to a one vote.

1.3.- ANNUAL ACCOUNTS OF THE COMPANY AND THE INTERIM ACCOUNTING STATUS AS OF MARCH 31, 2000 - FINANCIAL STATE AND SITUATION OF THE TREASURY

The annual accounts (balance sheet, profits and loss accounts and appendixes) of the Company, closed on December 31, 1999, decided by the Board of Directors of March 15, 2000 and approved by the Ordinary General Shareholders' Meeting dated May 3, 2000 (minutes of the Board of Directors' and the Shareholders' Meetings are hereto attached as ANNEX 4) and the interim accounting status of the Company of March 31, 2000 (the "Interim Accounting Status of March 31, 2000") were drawn up in conformity with the accounting principles in effect, and in compliance with continuity in their applications from one financial year to another. These accounts are attached to this Agreement (ANNEX 5 AND 6) and are a sincere and faithful image of the Company's situation, as well as of its assets, and of its activities on those dates.

All the obligations or commitments of the Company on December 31, 1999 and March 31, 2000 are duly accounted for or given an allowance according to the same principles and accounting rules as for the previous fiscal years.

All the Company's assets are subject to depreciation due to the events occurred before December 31, 1999 or March 31, 2000, or that are underway on these dates. On the balance sheets on these dates, there are sufficient allowance to offset such depreciation. They also contain all allowances needed for any loss or charge that might reasonably be anticipated.

Finally, all allowances concerning the proper accounting and financial management are reported in the accounting entries, and in particular, all necessary allowances have been made for all direct or indirect taxation imposed or to be imposed on the Company for the closing period on December 31, 1999 and for the period prior to the Interim Accounting Status as of March 31, 2000, including an allowance of 88,000F for a penalty that the company France TELECOM may claim against the company in connection with the order number 946 M 853.

Accordingly, the Guarantor declares and guarantees that there are no known liabilities on December 31, 1999 and/or on the date of the Interim Accounting Status due or the term of which is known, determined or determinable, not indicated in the balance sheet of the Company closed on December 31, 2000 and/or the interim accounting status of March 31, 2000.

The different books and accounting documents required by the current regulations have been kept regularly and depict the exact situation of the Company.

1.4.-    MATERIAL, INSTALLATIONS AND EQUIPMENT

The Company is the full owner of all material, installations and equipment listed in its balance sheet closed on December 31, 1999. The Guarantor declares that it has full ownership of the material, installations and equipment listed in the Interim Accounting Status of March 31, 2000.

None of the elements comprising the material, installations and equipment necessary for the operation at present nor the real property of the Company's business has been rented or loaned to the Company, nor given by a third party, the Company having sole ownership, with the exception of those elements listed in ANNEX 7. Said Annex also contains the current capital lease contracts.

None of these assets or rights has been seized or is subject to seizure. The Guarantor has no knowledge of any restrictions or limitations whatsoever concerning the use of these rights and assets in the context of their present exploitation. None of them is the subject of any retention of title provision.

All of the various materials and equipment used by the Company is, as of this date, in its normal state of use, maintenance and repair.

1.5.-    COMPANY'S ASSETS

The business freeholds operated by the Company were established by the Company upon its incorporation.

The elements comprising the Company's assets and, more particularly, its business freeholds, are free from any inscription, mortgage, privilege, option, restriction, seizure or engagement whatsoever, other than those listed in ANNEX 8.

The Guarantor declares that nothing hinders the Company's right to free disposal and enjoyment of its business freeholds (with the exception of rights resulting from the pledge inscriptions listed in Annex 8 mentioned above) and all elements comprising said business freeholds.

The Company is the valid holder of a sub-rental agreement hereto attached as ANNEX 9, for the premises located at its registered office; it is not the holder of any other lease agreement nor of any domiciliation agreement, except for a draft of lease agreement for the future location of the Company, for which a copy is hereto attached as ANNEX 10; nor has it agreed to a lease or domiciliation agreement.

The Company's right to occupy the premises on which its registered office is located is presently valid, and no termination thereof has been sent; the next term is set for September 30, 2000, and in absence of a statement request otherwise from either the principal tenant or the Company, this lease will continue until September 30, 2002, at which time the Company must definitively leave the premises.

1.6.-    OFF-BALANCE SHEET ENGAGEMENT - ENDORSEMENTS AND GUARANTIES

The Company has neither given nor received, up until present, any endorsement or guarantee of any kind for the execution of engagements contracted either by itself, or by a third party.

There exists, at present, for the Company, no off-balance sheet obligations nor capital loans, other than that listed in ANNEX 11.

1.7.-    INSURANCE

The Company is insured with a reputable and solvent company against damages which may cover the companies' properties, and its professional civil liability conforming with the custom in its field of profession, and the Company has not done or omitted to do anything which might render null or of no effect the said policies. Premiums are regularly paid and there is no late payment.

1.8.-    ONGOING CONTRACTS

The Company is not bound by any other contract or commitment whatsoever, that can be terminated without indemnity in compliance with a prior notice in excess of three months.

The state of the Company's loans and lines of credit (mentioning the ongoing guaranties granted) included in ANNEX 12 are true and correct.

The Company has duly complied with and still complies with its contractual obligations in such a way that no claim or termination of contracts may be applicable on this date.

The take-over of the Company by the Beneficiary is not likely to give rise to the early termination of any contracts, which are significant to the carrying on of the Company's activities or to the termination of any loan agreements entered into by the Company. Moreover, the Company has not received any letter from any client concerning their intent to terminate their relations with the Company after the take-over, purpose of this Agreement.

The Company has not committed itself, in its contracts entered into with its clients or suppliers, to any obligation that could be considered as exorbitant applicable to said contracts, according to their nature or specificity.

The Company purchases directly from its suppliers or their subsidiaries without the intervention of intermediaries directly or directly linked to the Guarantor.

The Company is not bound by any contract limiting its freedom to compete. It has not entered into any contract with sales representatives or commercial agents or any other person and has not taken any commitment whatsoever referring to the purchase, distribution and sale of its products.

All of the Company's supplies have at present been made under conditions comparable on all points with those of the free competition market.

Prior to this date, no particular advantage whatsoever has been granted to the benefit of the Company or to its detriment through preferential transactions which could have, in the past, affected the annual accounts and, in the future, modified operating conditions.

Similarly, sales have gone through prior to this date under normal market conditions without any preferential condition on the Company or any exceptional discount with the exception of the simple interplay of normal business practice. The Company's General Conditions of Sales, hereto attached as ANNEX 13, comply in particular with the economic regulation in force.

Furthermore, both for purchase and sales of goods or services, there is no engagement to operate at prices that are already determined or to be determined according to a pre-established formula. There is no agreement, even verbal, which would have the result of obliging the Company of accepting imposed purchase prices or of preventing them from freely setting their sales prices in the future.

No substantial interruption has occurred prior to the takeover by the Beneficiary in business relations between the Company and its suppliers or major customers and nothing suggests that such an interruption or refusal to pay for current orders may occur.

The Company has not taken any engagement that would preclude them from passing on these prices increases for raw materials and other purchases, to their current retail prices until after this date.


1.9.-    EMPLOYMENT CONTRACTS - LABOR POLICY

The list of employees, hereto attached as ANNEX 14, is correct and represents the complete state of personnel at present.

The Company is subject to the bargaining agreement of the Office of Technical Studies, Engineering Advisors and Consulting Firms.

No employment contract or particular advantage has been granted by the Company to any one of its officers, nor has any employment contract intended for any one of the employees been created with more favorable provisions, in particular in terms of termination indemnity, including retirement plans, profit-sharing schemes or otherwise, other than those listed in the applicable bargaining convention.

There exists no fixed-term employment contract.

The employment contracts concluded between the Company and its personnel all conform with the applicable regulations (legislative, statutory or those issued from the Company's applicable bargaining convention).

The Guarantor declares and guarantees that the Company has not, at present, granted nor promised any increase in salary or other advantages to its employees or company officers.

All of the Company's registers (in particular the registers concerning incoming and outgoing personnel, pay, etc.) are regularly opened and kept up to date.

Working regulations in the Company are in conformity with legal prescriptions in terms of labor, hygiene and safety regulations and the Company is not the subject of any claims, procedures or penalties on this point; the Company is in compliance with the legislative provisions and regulations regarding the working hours.

The Company has always complied with labor regulations and is up to date in the payment of all its contributions regarding social security, family allowances and all the retirement and unemployment organizations.

The Company complies with all social security regulations. It also complies in every way with the applicable regulation in terms of personnel representative bodies.

The Guarantor declares that all information required by law and regulations resulting from change of control of the Company have been given regularly to the employees and in particular to the personnel representative bodies.

1.10.-   FISCAL REGULATIONS

The Company has always complied, up to this date, with the fiscal regulations, and is up to date with the payment of all taxes and dues.

There exists at present no request for information or contention from the tax authorities, nor any complaint of any kind.

The Guarantor declares that all acts and operations completed up until present by the Company have been and are regular, notably from a tax point of view. He guarantees to the Beneficiary that all fiscal operations up until present regarding taxes are up to date.

1.11.-   CURRENT LITIGATION

The Company is not a part, as of this date, of any legal action, litigation, arbitration on both the defense or the claiming side except for the litigation listed in ANNEX 15 FOR WHICH THE GUARANTOR REMAINS LIABLE.

Moreover, there exists no legal action against someone whose acts would subject and bind the Company to be legally responsible.

The Guarantor declares that, to his knowledge and the knowledge of the Company's officers, there is no action, inquiry or similar procedure to be engaged which might affect the Company, its activities or its assets.

The Company has complied with both the French and European economic regulations relating to competition, and is not the subject of any request, proceedings or claim in these areas.

The Company operates in accordance with the legislative and regular provisions that apply specifically to it.

It has not been notified, as of this date, of any infringement, even if claimed against, which could prohibit it from exercising all or part of its activities or restricting such exercise or even more so, depreciating its assets.

The industrial and/or intellectual property rights are owned by the Company and are not, as of this date, the subject of any court injunction; the Guarantor has no knowledge, as of this date, of any infringement of the said rights by any third party, nor of any claim by a third party for violation by the Company of the rights belonging to third parties.

The products manufactured and marketed by the Company conform with legislative and regular provisions whether general or specific to its activity, in particular those concerning hygiene and safety and information and protection of consumers.

No particular guarantee has been given for these products under the terms of which the Company might be responsible beyond the limits and duration provided for by law.

As of this date, there is no action underway for liability or termination of contract against the Company for reasons of non-conformity, hidden defects or defective products. Further, to the knowledge of the Guarantor, no event susceptible to cause such action has occurred.

The Guarantor remains in any event liable for any defects, disfunctions or others incurring a complaint on the part of the clients concerning the design, the manufacturing and/or the deliveries of these products prior to this date.

The Company has not committed any illegal acts regarding freedom of prices and competition regulations, whether national or European, regarding customs regulations, regulations concerning financial relations with foreign countries. More particularly, there are no claims or investigations being underway for infringement of legislation concerning freedom of prices or competition.

1.12.-   MANAGEMENT OF THE COMPANY FOR THE PERIOD SINCE DECEMBER 31, 1999

Between December 31, 1999 and the date of signature of the present agreement, the Company has undergone no modification in its financial situation, other than changes resulting from normal activity.

The Company has filed, in due time, all taxes, special taxes and company statements imposed by legislation in force.

The Company is, as of this date, up to date with the payment of all its taxes, duties, social contributions, etc., and in the subject of no assessment, upcoming audit or complaint by any authorities whatsoever, with the exception of the tax assessment which occurred during the months of February and March, 2000 for the period from January 1, 1997 up until September 30, 1999 and for which the elements listed in ANNEX 16 are communicated by the Guarantor.

The Company has never been in bankruptcy or liquidation proceedings, and no inscription has ever been filed against it at the Register of Pledges.

The Company has no interest, even a minority interest, in any company whatsoever, or in any other grouping or legal entity.

The Guarantor declares, moreover, that the Company has made a total turnover before tax 3,000,000F for the period from January 1, 2000 to March 31, 2000, and that in the same period, the estimated loss is 200,000F.


1.13.-   ENGAGEMENTS CONCERNING THE " TRANSITION INTO THE YEAR 2000 "

CONCERNING COMPUTER EQUIPMENT USED BY THE COMPANY IN ORDER TO OPERATE THE
COMPANY

The Guarantor guarantees that all computer equipment used by the Company in order to operate the Company can sustain the transition from the year 2000 to the year 2001. He guarantees the Beneficiary that all consequences of any future system malfunction causing harm to the Company and caused by said transition will be the subject of compensation paid by the Guarantor.

CONCERNING THE COMMITMENTS MADE BY THE COMPANY IN REGARD TO THIRD PARTIES ON THE COMPATIBILITY OF PRODUCTS SOLD, DEVELOPED OR INSTALLED BY IT IN THE FRAMEWORK OF THE TRANSITION TO THE YEAR 2000 AND 2001

The Company guaranteed to certain clients that the products that it installed or sold or developed for them are completely compatible with the transition to the year 2000 as well as the year 2001.

The Guarantor guarantees the Beneficiary against all consequences resulting from product malfunction in the framework of these events except for the AM Trix products supplied by VIEWLOCITY, INC.; all cases of malfunction, except for those cases related to the AM Trix products, detrimental to the Company will be subject to compensation by the Guarantor based on this Agreement.

1.14.-   OWNERSHIP RIGHTS

The Company holds by right, without any restriction or reservation, all the trademarks, brand names, logos, signs, drawings, patents, author's rights and other rights (hereinafter referred to as the "RIGHTS") that it uses for conducting its activities included in the list attached in the ANNEX 17 and there is no conflict with the rights held by third parties. The Rights are held and when they can be registered, are validly registered in the name of the Company (and not in particular in the name of the Guarantor or an employee of the Company) and are free of any lien.

The Company has paid up all corresponding fees. The Company has not granted to any party whatsoever any rights or license to use any of the Rights. The Rights are not the subject of any contestation by third parties and are not liable to be so.

The Company is not a user and does not need to use and has no interest in the trademarks, trade names, logos, drawings, patents or author's rights other than the Rights.

The Company has not counterfeited any patents, trademarks, trade names, drawings, author's rights held by third parties.

As owners or licensee on an exclusive basis and for all countries in which it operates, the Company holds all of the intellectual and industrial property rights related to the activities of the Company of which a complete list and description are given in ANNEX 17.

The Guarantor hereby confirms that the rights the Company can grant to its clients in the framework of its activities are valid and do not interfere with any right of any third party nor cause any harm to any third party.

For the rights to which it is not the owner, the Company has always settled any dues it owed, in conformity with the provisions of the license agreements.

These rights are not the subject of any claim by third parties and are not likely to become one. The Rights benefiting from legal protection have been duly registered or deposited by the Company.



1.15.-   CREDITS

The client debts, bills and receivables held by the Company are valid and recoverable for the amounts entered into the Company's accounts as of December 31, 1999 and/or March 31, 2000, less such applicable provisions for bad debts which have been entered into its accounts and for which sufficient allowance as of December 31, 1999 or March 31, 2000 has been made so that their net value reflects exactly the amounts recoverable.

The Company owns the bank accounts entered on its balance sheets. It has the free disposition of all sums credited to such bank accounts. The signing powers are granted to Jean-Jacques HIRSCH and Corinne PITON.



1.16.-   GRANTS

The Company has not entered into any agreement that could incur the reimbursement or the non-payment of a grant or a subsidy that would have been or that should be paid to it. All grants or subsidies paid to the Company over the last six years have been disclosed to the Beneficiary and are listed in ANNEX 18.

1.17.-   DEBTS

The cumulative borrowings and other financial debts set out in lines DV and DU of the Company's March 31, 2000 Interim Accounting Status are not greater than 763,353 French Francs as of this date, and the cash flow corresponding to the CF line of the Company's March 31, 2000 Interim Accounting Status are not inferior, as of this date, to _________ French Francs.

As of this date, there is no engagement aimed at making or financing an investment.

The Company has not granted guarantees or any promise of loan, subsidies on lost capital or advanced capital to the benefit of any third party or any of its employees, including to the benefit of any of their Board Members, managers or shareholders or companies or entities whose the Guarantor or the officers of the Company are officers, shareholders or partners.

There exist no loan between the Company and the Guarantor or companies controlled directly or indirectly by the Guarantor, nor any particular advantages or guarantees, securities, comfort letters given by the Company to the Guarantor or granted by the Guarantor to the Company.

The Company has not granted any loan or advance payment nor any security whatsoever to any Board Member, manager, employee or shareholder of the Company.

As of this date, all assignor shareholders have no current accounts opened in the Company's books.

1.18.-   GENERAL STATEMENTS

No statement made by the Guarantor herein and its appendixes omits to disclose a material fact which would be determining or would render misleading all or part of the statements contained in this Guarantee and which might have affected the Beneficiary in his decision to go through with the take-over.

ARTICLE 2 - GUARANTIES

2.1.-    INACCURACY OR OMISSION

The Guarantor declares that the Declarations and Guarantees hereabove reflect the truth of the situation of the Company and omits no fact, element, information, event or inquiry susceptible to negatively affect, as of this date, the situation of the Company as well as its future perspectives.

The Guarantor will compensate either the Company or the Beneficiary, at the latter's choice, for all damages resulting from the inaccuracy or omission in the Statements or Guarantees included in the present contract and in the Appendixes as well as for non-compliance with the obligations mentioned therein.

In such a case, it is the Beneficiary's responsibility to notify the Guarantor of the nature of the inaccuracy or omission that would be revealed, to prove the harm that would be incurred as well as the amount of this harm, with all backup documents, if there is any.

2.2.-    GUARANTEE OF ASSETS AND LIABILITIES

2.2.1.-  PURPOSE OF THE GUARANTEE

2.2.2.1.- The Guarantor guarantees and certifies the existence and reality of all elements included in the assets, as they are listed in the balance sheet of the Company closed on December 31, 1999 and in the Interim Accounting Status of March 31, 2000.

Consequently, the Guarantor guaranties to the Beneficiary to indemnify the Company or the Beneficiary, at the latter's choice, for the following:

any amounts borne by or to the charge of the Company due because of insufficient assets and excess liabilities the cause of which is prior to the balance sheet of the Company closed on December 31, 1999 and/or the Interim Accounting Status of March 31, 2000 and/or resulting, among others, from irregular or false accounting entries in these balance sheets and more particularly:

- insufficient assets resulting more particularly from the non-existence or an insufficiency of the provisions of any element of the assets entered into the balance sheet of the Company closed on December 31, 1999 and/or the Interim Accounting Status of March 31, 2000;

- any unposted or supplementary liabilities whatsoever (unpaid, payments, reimbursements, charges, debts, irregular accounting entries, penalties or other), including those resulting from insufficient provisions not included in the balance sheet closed on December 31, 1999 and/or in the Interim Accounting Status of March 31, 2000 (having a generator effect prior to December 31, 1999 or the date of the Interim Accounting Status of March 31, 2000), and more particularly any amounts covered and placed at the expense of the Company and claimed by tax, customs, social security administrations, or retirement funds as supplementary contributions or rights of any nature whatsoever, as well as penalties, double rights and fines relating thereto, such liabilities also applying to off balance sheet commitments such as guarantees or other securities that the Company has agreed to provide and not brought to the knowledge of the Beneficiary as of this date.

2.2.2.-  EXTENT OF THE GUARANTEE


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                                                                              31


It is also expressly agreed, that:

- any assets insufficiently accounted for in the balance sheet as defined hereabove will be taken into account for its net value, taking into account in particular all deductions and potential tax credits the Company may benefit from;

- this guarantee will not include any tax reminders which constitute a simple transfer in time of the corresponding charge (reintegration of provisions; depreciation, etc.). However, penalties or increases not related to the above reminders will be borne by the Guarantor;

- in the case of the missing of a tangible asset, the Guarantor's indemnification will be equal to the net accountable value of the missing asset;

- the Guarantor will advance to the Company all sums it will be obliged to pay out due to any court order, even if they consider that the request of the claimants is unfounded, and appeal this court order in accordance with the conditions stated in 2.3. hereafter;

- in the event that some guarantees would be requested from the Company, in particular by the French authorities, the Guarantor will be personally responsible for them, and if this is impossible, he will offer equivalent guarantees to the Company.



2.3.-    IMPLEMENTATION OF THE GUARANTEES

The responsibility of the Guarantor can only be engaged on the condition that he is notified by the Beneficiary by registered mail with return receipt requested.

By necessity of this contract, the Guarantor appoints Mr. Jean-Jacques HIRSCH or Mr. Charles MALKA as agents in charge of receiving certified letters, requests and to assume the role of intermediary between the Beneficiary and/or the Company in the framework of this Agreement.

Consequently, the Beneficiary will be considered as having validly implemented this Agreement or validly addressed all notification required by this Agreement by notifying either Mr. Jean-Jacques HIRSCH or Mr. Charles MALKA.

For all litigation, upon receipt of the notice letter, the Guarantor may appoint, if need be, a representative, at the Guarantor's expense, to participate in the discussions and proceedings, concurrently with the Company's representatives.

The notice for indemnification will be validly notified by registered mail with return receipt requested addressed to the Guarantor and the sums due will be payable in the month following the mailing of said letter.

The parties expressly agree that the Beneficiary may prefer, if he so wishes, to decide not to pay to the Guarantor all or part of price of $500,000 due on December 31, 2000 and/or not to issue to the Guarantor all or part of the VIEWLOCITY, INC. common shares for a value corresponding to all or part of the indemnity that would be due on December 31, 2000 or December 31, 2001 as a substitute for the indemnity due either to the Beneficiary or the Company. He may enforce this provision at any time. It is hereby specified that the above described compensation may not be exercised by the Beneficiary unless the indemnification is not contested by the Guarantor or an arbitration decision sentenced the Guarantor to such an indemnification in accordance with the provisions of article 2.9. hereafter.

This present warranty agreement shall benefit all heirs and legal successors. The Guarantor shall always comply with the present undertakings and, more particularly, and although the list is not exhaustive, in the event of a change of legal structure of the Company, merger with another company, transfer of the Company shares by the Beneficiary.

2.4.-    DURATION OF THE GUARANTEE

The above Guarantee is valid for a period terminating on December 31, 2003, except when it concerns the assessments following tax or social security controls, for which the guarantee will continue to be valid during the entire period of the Statute of Limitations for all operations occurred prior to December 31, 1999.

2.5.-    TRIGGERING THRESHOLD

It is agreed that the present guarantee shall only apply in the event that the amount du by the Guarantor would positively exceed the total amount of two hundred thousand French Francs (200,000F), this amount being agreed as a triggering threshold.

This amount of 200,000F applies consistently throughout and not per separate event.

2.6.-    NOTICE

All notices and/or other communications shall be addressed by certified letter with return receipt to Mr. Jean-Jacques HIRSCH's or Mr. Charles MALKA's address.

They must notify any changes of address in order to render opposable said notifications.

2.7.-    CEILING

In the case of implementation of this guarantee, the obligation for payment by the Guarantor will be limited to the total amount of acquisition price for the shares of the Company by the Beneficiary, including the price complements, as determined on the date the guarantee is implemented.


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                                                                              33


It is specifically agreed between the parties that the indemnity each Guarantor is committed may not exceed the purchase price (including the price complements) received by each Guarantor.

2.8.-    GENERAL PROVISIONS

The beneficiaries of each Guarantor and each Guarantor himself are and will be jointly and severally required to carry out the contracted engagements in full under the terms of this Agreement.


In addition, the Guarantor must always comply with these obligations in the event of assignment and/or transfer of this guarantee to a third party, more particularly, and although the list is non-exhaustive, in the event of a change of the Company's form, its absorption by another company or the assignment by the Beneficiary of the Company's shares.

This Guarantee contains the full agreement of the parties concerning the subject and purpose of the guarantee and no other document or contracts, other than those mentioned herein, may be used for interpreting any clause of this guarantee. It may not be modified, changed or amended, except in writing, duly signed by the parties to this Guarantee.

All provisions of this Guarantee must be enforced in spite of the fact that the Beneficiary proceeded with an audit and other inspections of the Company's situation before this date.

The Appendixes are an integral part of this Agreement.

The Company or the Beneficiary, at the latter's option, operates in the present as Beneficiary of any compensation that may be due as part of this agreement and agrees to accept all rights and obligations announced herein.


2.9.-    APPLICABLE LAW - ARBITRATION CLAUSE

The present contract, its interpretation, its execution and its consequences are governed by French law.

The parties undertake to amicably resolve all problems that could arise concerning the present Agreement and its application.

They also undertake to submit all unresolved litigation that could arise from the validity, interpretation or the execution of this Agreement to an arbitration court.

The parties expressly recognize that the obligations of this Agreement result from an operation of a commercial nature and, consequently, differences of opinion may enter into play among the parties concerning the meaning, scope, interpretation and execution of this Agreement will be resolved by an arbitrator in application of articles 1442 to 1491 of the French Civil Procedure Code relating to internal arbitration.

In case of resort to an arbitration, the arbitration Court will be constituted as follows:

- the party to resort to arbitration (the first party) shall give the other party (the second party) a notification letter by registered mail with return receipt requested indicating the difference of opinion and its desire to recourse either to one arbitrator or three arbitrators and, in this case, the first party indicates the name of the arbitrator that it chooses;

- the second party responds by registered mail with return receipt requested either to accept the recourse to one arbitrator proposed by the first party, or to propose the name of an arbitrator among the three arbitrators' option that it chooses;

- if the second party has not responded within fifteen (15) days following the date the letter was presented by the first party, the designation of a second arbitrator will immediately be made by the President of the Commercial Court of NANTERRE, ruling on an emergency basis at the request of the first party.

The two chosen arbitrators must designate a third arbitrator within a fifteen-day period. Failing to do so, the third arbitrator will be appointed by the President of the Commercial Court of NANTERRE, ruling on an emergency basis at request of the party who made the request first.

The arbitrators must be chosen among professionals having experience in accounting, finance and tax affairs.

The parties will submit the case to the Arbitration Court, without prior agreement, by registered mail with return receipt requested stating the purpose of the litigation; such letter shall be addressed by one of the parties to each other party and to each of the arbitrators.

The Arbitration Court is located at PARIS , will rule within a period of three
(3) months from the date the case was submitted to the Court. The arbitrators shall divide the arbitration expenses (arbitrators' invoices and expertise expenses) between the parties.

The decision shall not be subject to any appeal or opposition.

2.10.-   CONFIDENTIALITY

The parties undertake expressly not to refer to the present document to any third party with the sole exception of their advisors or with a view to compel the Guarantor to comply with their obligations due to their refusal to do so. It is however agreed between the parties that the Beneficiary is authorized to provide a copy of this document to the appropriate authorities in case of public offering of the company VIEWLOCITY, INC. or any other affiliate thereof.

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                                                                              36





Signed on June 21, 2000 in four originals.

THE BENEFICIARY                               THE GUARANTOR

For Viewlocity Holding France SARL            Mr. Jean-Jacques HIRSCH
-----------------------------------
Mr. Michel FORTIN

                                              Mr. Charles MALKA

THE COMPANY

For EDT S.A.
--------------
Mr. Jean-Jacques HIRSCH